Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 11, 2012
Registration Statement No. 333-183223

$1 BLN HAROT 2012-4 (PRIME AUTO LOANS)
JT LEADS: JPM(str)/CITI	**100% POT**
CO-MGRS: BAML, BARC, GS, SOC GEN

CL	SIZE(MM)	WAL	M/S	PWIN	L.FNL	BENCH	%	CPN	$PX
A1	272.000	0.34	P-1/A-1+	1-8	10/13	0.23%	0.23000	0.23000	100.00000
A2	340.000	1.10	Aaa/AAA	8-19	04/15	EDSF+7	0.407	0.400	99.99268
A3	295.000	2.20	Aaa/AAA	19-36	08/16	IS+12	0.525	0.520	99.99032
A4	93.000	3.07	Aaa/AAA	36-37	12/18	IS+18	0.661	0.660	99.99972

BILL & DELIVER	: JPM
EXPECTED PRICE	: PRICED
EXPECTED SETTLE	: OCT 18
PRICING SPEED	: 1.30% ABS
CLEAN-UP CALL	: 10%
ERISA ELIGIBLE	: YES
OFFERING TYPE	: SEC-REGISTERED
MARKETING MATERIALS	: RED, FWP, INTEXNET, CDI FILE ARE AVAILABLE
BBERG TICKER	: HAROT 2012-4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.